Exhibit 99.1

STILWELL
FINANCIAL INC.

                                                    920 Main Street, 21st Floor
                                               Kansas City, Missouri 64105-2008
                                                               NYSE Symbol:  SV

NEWS RELEASE

Media Contact:                                   Investor Contacts:
   Peggy Landon (816-218-2455)                  Landon H. Rowland (816-218-2416)
    Director of Investor and                       Chairman, President and Chief
        Public Relations                                 Executive Officer
                                               Daniel P. Connealy (816-218-2412)
                                                       Vice President and Chief
                                                         Financial Officer

                          Stilwell Financial Completes
           Conversion of Janus Capital to a Limited Liability Company
                      Employees Gain Larger Ownership Stake

         KANSAS CITY, Mo. (April 3, 2002) - Approximately 180 Janus employees became owners of an additional 6.2 percent of Janus Capital yesterday as the re-equitization plan originally announced by Stilwell Financial (NYSE: SV) on February 15, 2002 became effective. As part of the plan, Janus was converted to a limited liability company, Janus Capital Management LLC, so that the employee-owners will not be subject to the double tax incurred on corporate dividends.

         The employees' new ownership stake is the result of two equity award events: a one-time award of five percent of the company that vests at the end of seven years, and a regular annual award through Janus' long-term incentive program that vests at the end of five years. Vesting of both awards will accelerate if Janus meets prescribed investment performance targets.

         Stilwell Financial has been the majority owner of Janus since 1984 and owned 98 percent of the firm prior to the most recent awards. Stilwell stock options are also part of this year's long-term incentive award and are expected to be an ongoing part of the incentive program. Similar employee-ownership programs are in place at each of Stilwell's subsidiaries, and Stilwell's other U.S.-based subsidiary, Berger Financial Group, operates as a limited liability company.

About Stilwell Financial Inc.

         Stilwell Financial Inc. is a diversified, global financial services company with subsidiaries and affiliates operating in North America, Europe and Asia. Stilwell currently owns approximately 92 percent of Janus Capital Management LLC, approximately 90 percent of Berger Financial Group LLC, 81 percent of Nelson Money Managers Plc and 33 percent of DST Systems, Inc.

         This press release includes statements concerning potential future events involving Stilwell Financial Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Stilwell will not update any forward-looking statements made in this press release to reflect future events or developments.

                                       ###